Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899
INTEVAC ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2009
Santa Clara, Calif.—July 27, 2009—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and six months ended June 27, 2009.
The net loss for the quarter was $4.5 million, or $0.20 per diluted share, on 21.9 million weighted-average shares outstanding. The net loss included $1.3 million of equity-based compensation expense, equivalent to $0.04 per diluted share. For the second quarter of 2008, the net loss was $937,000, or $0.04 per diluted share, on 21.7 million weighted average shares outstanding, which included $1.6 million of equity-based compensation expense, equivalent to $0.05 per diluted share.
Revenues for the quarter were $12.3 million, including $6.1 million of Equipment revenues and Intevac Photonics revenues of $6.3 million. Equipment revenues consisted of one disk lubrication system, equipment upgrades, spares and service. Intevac Photonics revenues consisted of $3.3 million of research and development contracts and $2.9 million of product sales or 46.6% of Photonics revenues. In the second quarter of 2008, revenues were $32.1 million, including $25.7 million of Equipment revenues and $6.4 million of Intevac Photonics revenues, which included $2.4 million of product sales or 37.4% of Photonics revenues.
Equipment gross margin was 39.2%, compared to 29.9% in the first quarter of 2009 and 42.4% in the second quarter of 2008. The sequential improvement in Equipment gross margin reflected changes in product mix to higher-margin technology upgrades, while the year-over-year decrease reflected lower revenues and lower factory utilization. Intevac Photonics gross margin was 34.1%, compared to 39.4% in the first quarter of 2009 and 34.9% in the second quarter of 2008. The decrease in Photonics gross margin reflected higher manufacturing and contract research and development costs. Consolidated gross margin was 36.6%, compared to 40.9% in the second quarter of 2008.
Operating expenses for the quarter totaled $12.8 million, a decline of 19.3% compared to $15.8 million in the second quarter of 2008 and a decline of 7.0% compared to $13.7 million in the first quarter of 2009. Operating expenses declined compared to the first quarter of 2009 and the second quarter of 2008 as a result of the cost savings from the global cost reduction plan initiated in the fourth quarter of 2008.
The net loss for the first six months of 2009 was $10.3 million, or $0.47 per diluted share, on 21.9 million weighted-average shares outstanding. The net loss included $2.7 million of equity-based compensation expense, equivalent to $0.09 per diluted share. For the first six months of 2008, net income was $626,000, or $0.03 per diluted share, on 22.1 million weighted average shares outstanding, which included $3.2 million of equity-based compensation expense, equivalent to $0.10 per diluted share.
Revenues for the first six months of 2009 were $24.6 million, including $12.2 million of Equipment revenues and $12.4 million of Intevac Photonics revenues. Equipment revenues consisted of disk lubrication systems, equipment upgrades, spares and service and did not include any 200 Lean® systems. Intevac Photonics revenues consisted of $7.0 million of research and development contracts and $5.5 million of product sales or 44.0% of Photonics revenues. In the first six months of 2008, revenues were $65.3 million, including $52.7 million of Equipment revenues and $12.6 million of Intevac Photonics revenues, which included $4.4 million of product sales or 35.2% of Photonics revenues.
Equipment and Intevac Photonics gross margins for the first six months of 2009 were 34.5% and 36.7%, respectively, compared to 44.8% and 38.4% in the first six months of 2008. The decrease in Equipment gross margin reflected lower revenues and lower factory utilization. The decrease in Intevac Photonics margin reflected higher manufacturing and warranty costs. Consolidated gross margin was 35.6%, compared to 43.6% in first six months of 2008.
Operating expenses for the first six months of 2009 totaled $26.5 million and declined 17.9% from $32.3 million in the first six months of 2008. Operating expenses declined primarily as the result of decreased spending on development of new Equipment products as well as the result of cost savings from the global cost reduction plan initiated in the fourth quarter of 2008.
Order backlog totaled $44.0 million on June 27, 2009, compared to $17.0 million on March 28, 2009 and $27.7 million on June 28, 2008. Backlog as of June 27, 2009 includes five 200 Lean® systems, compared to one on March 28, 2009 and four on June 28, 2008.
“After several quarters of limited bookings and visibility from our hard disk customers, we are pleased to see an increase in order activity during the second quarter,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “Our hard disk customers are investing in technology as evidenced by our recent announcements of the industry’s first two high-productivity Etch and Deposition systems for use in Patterned media development, as well as two additional research and development systems. Additionally, our Photonics business continues its positive momentum and generated record-level product sales this quarter.”
Conference Call Information
The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the playback by calling (800) 642-1687, or for international callers (706) 645-9291, and providing conference ID 18907718.
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.
Equipment Business: We are a leader in the design, manufacture and marketing of high-productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We are the leading supplier of magnetic media processing systems, and offer advanced etch technology systems as well as high productivity solutions for other non-magnetic thin film applications.
Intevac Photonics: We are a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as table-top and handheld Raman instruments. Markets addressed include military, industrial, physical science and life science.
For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark of Intevac, Inc.
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,“ “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to; our hard disk customers’ investments in technology, impact of the company’s global cost reduction plan, and new product development success. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: failure to manage operating expenses or introduce new products, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net revenues
Equipment	$6,066	$25,730	$12,184	$52,703
Intevac Photonics	6,252	6,402	12,442	12,604

Total net revenues	12,318	32,132	24,626	65,307

Gross profit	4,513	13,133	8,778	28,444
Gross margin
Equipment	39.2%	42.4%	34.5%	44.8%
Intevac Photonics	34.1%	34.9%	36.7%	38.4%

Consolidated	36.6%	40.9%	35.6%	43.6%

Operating expenses
Research and development	7,385	8,418	15,415	17,806
Selling, general and administrative	5,394	7,413	11,103	14,477

Total operating expenses	12,779	15,831	26,518	32,283

Loss from operations
Equipment	(5,659)	(633)	(12,470)	(137)
Intevac Photonics	(1,399)	(1,070)	(2,620)	(1,891)
Corporate	(1,208)	(995)	(2,650)	(1,811)

Total operating loss	(8,266)	(2,698)	(17,740)	(3,839)

Interest and other income	228	806	658	2,217

Loss before income tax benefit	(8,038)	(1,892)	(17,082)	(1,622)
Benefit for income taxes	3,551	955	6,822	2,248

Net income (loss)	$(4,487)	$(937)	$(10,260)	$626

Income (loss) per share
Basic	$(0.20)	$(0.04)	$(0.47)	$0.03
Diluted	$(0.20)	$(0.04)	$(0.47)	$0.03
Weighted average common shares outstanding
Basic	21,930	21,691	21,906	21,669
Diluted	21,930	21,691	21,906	22,115

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amount)

	June 27,	Dec. 31,
	2009	2008
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$29,980	$39,201
Accounts receivable, net	17,051	15,014
Inventories	19,627	17,674
Deferred income tax assets	3,935	3,204
Prepaid expenses and other current assets	6,877	4,806

Total current assets	77,470	79,899

Long-term investments	66,187	66,328
Property, plant and equipment, net	14,013	14,886
Deferred income tax assets	17,557	14,765
Goodwill	7,905	7,905
Other intangible assets, net	3,744	4,054
Other long-term assets	1,090	1,332

Total assets	$187,966	$189,169

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Note payable	$—	$2,000
Accounts payable	4,502	4,214
Accrued payroll and related liabilities	3,849	3,395
Other accrued liabilities	6,823	3,175
Customer advances	4,481	2,807

Total current liabilities	19,655	15,591

Other long-term liabilities	286	509

Stockholders’ equity
Common stock ($0.001 par value)	22	22
Paid in capital	131,866	128,686
Accumulated other comprehensive loss	(2,772)	(4,808)
Retained earnings	38,909	49,169

Total stockholders’ equity	168,025	173,069

Total liabilities and stockholders’ equity	$187,966	$189,169

Note: Amounts as of December 31, 2008 are derived from the December 31, 2008 audited consolidated financial statements.

SUPPLEMENTAL INFORMATION REGARDING EQUITY-BASED COMPENSATION EXPENSE
(In thousands, except per share amounts)
(Unaudited)
The effect of recording equity-based compensation expense for the three- and six-month periods ended June 27, 2009, and June 28, 2008 were as follows:

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Equity-based compensation by type of award:
Stock options	$1,105	$1,325	$2,217	$2,649
Employee Stock Purchase Plan	216	297	450	500
Amounts (capitalized as inventory) released to cost of sales, net	(9)	20	42	89

Total equity-based compensation	1,312	1,642	2,709	3,238
Tax effect on equity-based compensation	(382)	(494)	(786)	(987)

Net effect on net income (loss)	$930	$1,148	$1,923	$2,251

Effect on earnings per share:
Basic	$0.04	$0.05	$0.09	$0.10
Diluted	$0.04	$0.05	$0.09	$0.10